UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

June 10, 2020
Date of Report (Date of earliest event reported)

SINCLAIR BROADCAST GROUP, INC.
(Exact name of registrant)

Maryland	000-26076	52-1494660
(State of organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road
Hunt Valley, MD  21030
(Address of principal executive offices and zip code)

(410) 568-1500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $ 0.01 per share	SBGI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On June 10, 2020, Sinclair Broadcast Group, Inc.’s (the “Company”) indirect subsidiaries, Diamond Sports Group, LLC and Diamond Sports Finance Company (together, “Diamond”), completed the previously announced private offer to exchange (the “Exchange Offer”) any and all of Diamond’s outstanding 6.625% Senior Notes due 2027 (the “Senior Notes”) for newly issued 12.750% Senior Secured Notes due 2026 (the “New Secured Notes”) and a cash payment. In connection with the settlement of the Exchange Offer, Diamond issued approximately $31 million aggregate principal amount of New Secured Notes pursuant to an indenture, dated as of June 10, 2020 (the “New Notes Indenture”), among Diamond, the other guarantors named therein, and U.S. Bank National Association, as trustee and notes collateral agent.

The New Secured Notes will bear interest at a rate of 12.750% per annum, payable semi-annually on February 15 and August 15 of each year, beginning on February 15, 2021. The New Secured Notes will mature on December 1, 2026. Prior to August 15, 2022, Diamond may redeem the New Secured Notes, in whole or in part, at any time or from time to time, at a price equal to 100.0% of the principal amount of the New Secured Notes plus accrued and unpaid interest, if any, to the date of redemption, plus a ‘‘make-whole’’ premium (assuming for purposes of the calculation of such “make-whole” premium that interest were to accrue on the New Secured Notes at a rate for such “make-whole” period equal to 5.375% per annum). In addition, prior to August 15, 2022, Diamond may redeem up to 40% of the New Secured Notes using the proceeds of certain equity offerings. Beginning on August 15, 2022, Diamond may redeem the New Secured Notes, in whole or in part, at any time or from time to time at certain redemption prices set forth in the New Notes Indenture.

Diamond’s obligations under the New Secured Notes, as set forth in the New Notes Indenture, are jointly and severally guaranteed by Diamond Sports Intermediate Holdings LLC (“Holdings”), Diamond’s direct parent, and each of Holdings’ wholly-owned direct and indirect domestic subsidiaries (other than Diamond) that guarantees the obligations under the Diamond Sports Group, LLC credit agreement. The New Secured Notes are not guaranteed by the Company, Sinclair Television Group (“STG”), or any of STG’s subsidiaries.

The New Notes Indenture contains certain restrictive covenants including, but not limited to, restrictions on indebtedness, liens, payments, investments, mergers, consolidations, liquidations and dissolutions, acquisitions, sales and other dispositions of assets and affiliate transactions. These covenants are subject to a number of exceptions and limitations as described in the New Notes Indenture. The New Notes Indenture also includes events of default, including certain cross-default and cross-acceleration provisions with other debt of Diamond, customary for agreements of this type.

The New Secured Notes are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law. Absent registration, the New Secured Notes currently may be sold only pursuant to an applicable exemption from the requirements for registration. The Exchange Offer was made only to ‘qualified institutional buyers’ (as defined in Rule 144A under the Securities Act) and, outside the United States, to non-U.S. persons in compliance with Regulation S under the Securities Act. There are no registration rights associated with the New Secured Notes.

The foregoing description of the New Notes Indenture does not purport to be complete and is qualified in its entirety by reference to the New Notes Indenture, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01. Other Events.

On June 11, 2020, the Company announced the settlement of the Exchange Offer. A copy of the press release announcing the settlement, and which describes the settlement in greater detail, is hereby incorporated by reference and attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1
Secured Notes Indenture, dated as of June 10, 2020, by and among Diamond Sports Group, LLC, Diamond Sports Finance Company, the guarantors party thereto and U.S. Bank National Association, as trustee and notes collateral agent.

4.2	Form of 12.750% Senior Secured Notes due 2026 (included in Exhibit 4.1).

99.1	Press Release announcing the closing of the Exchange Offer, dated June 11, 2020.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By: /s/ David R. Bochenek

Name:    David R. Bochenek
Title:    Senior Vice President / Chief Accounting Officer / Corporate Controller
Dated: June 11, 2020